Filed with the Securities and Exchange Commission on December __, 2001
================================================================================
                                                              File No. 333-53740


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                   FORM SB-2/A
                                 AMENDMENT NO. 3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ORDERPRO LOGISTICS, INC.

     (Name of Small Business Company as Specified in Its Charter as Amended)


    Nevada                             4731                       86-0982348
  (State of                     (Primary Standard               (IRS Employer
Incorporation)            Industrial Classification No.)     Identification No.)

                          7400 N. Oracle Road Suite 372
                                Tucson, AZ 85704
      (Address and telephone number of company's principal executive office and principal place of business)

                              Richard L. Windorski
                      President and Chief Executive Officer
                            OrderPro Logistics, Inc.
                          7400 N. Oracle Road Suite 372
                                Tucson, AZ 85704
                                 (520) 575 5745
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Carl P. Ranno, Esq.
                             2816 East Windrose Dr.
                             Phoenix, Arizona 85032
                                  602 493 0369
                                Fax 602 493 5119

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]


If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

==========================================================================================
    Title of                                 Proposed          Proposed
  Each Class of                              Maximum            Maximum         Amount of
Securities to be          Amount to be    Offering price       Aggregate      Registration
    Offered                Registered      per Unit (1)     Offering Price       Fee (4)
-------------------------------------------------------------------------------------------
Common Stock
$.0001 par value          4,900,000 (2)        $.30           $1,470,000         $367.50

Common Stock
$.0001 par value
underlying convertible
debentures                1,863,917 (3)        $.30           $  559,175         $139.80
-------------------------------------------------------------------------------------------
Total                     6,763,917                           $2,029,175         $507.30
===========================================================================================


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(e) and based upon the price for the common stock actually paid by the security holders.
(2)  Represents the common stock issued to the existing security holders.
(3) Represents the common stock issuable upon conversion of OrderPro's convertible debentures.


(4) Paid previously


The company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE INVESTORS AS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THE RESTRICTED COMMON SHARE NOR SECURITIES UNDERLYING THE CONVERTIBLE DEBENTURES AND OPTION UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS PROSPECTUS IS A PART, IS DECLARED EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITY LAWS OF ANY SUCH STATE.


                                   PROSPECTUS

                            ORDERPRO LOGISTICS, INC.

                        6,763,917 shares of Common Stock

                               ($0.0001 PAR VALUE)

THE OFFERING:


This offering relates to the possible sale, from time to time, by certain stockholders of OrderPro Logistics, Inc. of up to 6,763,917 shares of common stock of OrderPro Logistics, Inc.


MARKET FOR THE SHARES;

The common stock of OrderPro Logistics, Inc. does not have an established trading market nor does it trade on any market at this time.


THIS INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 5


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS ISTRUTHFUL OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS DECEMBER 17, 2001

Reliance should only be on the information contained in this document or that which we have referred to you. OrderPro Logistics, Inc. has not authorized anyone to provide you with information that is different. The information contained in this document may only be accurate on the date of the document and delivery of this prospectus and any sale made by this prospectus does not imply that there have not been changes in the affairs of the company since the date of this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer, solicitation or sale is not authorized or in which the person making such offer, solicitation or sale is not qualified to do so or to anyone to whom it is unlawful to make such offer, solicitation or sale.


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Prospectus Summary                                                             3
Risk Factors                                                                   5
Use of Proceeds                                                                9
Market for Common Stock and Related Shareholder Matters                        9
Dividend Policy                                                                9
Management's Discussion and Analysis of Financial Condition and
 Results of Operations                                                        10
Business of OrderPro Logistics, Inc.                                          17
Description of Properties                                                     22
Legal Proceedings                                                             22
Management                                                                    22
Executive Compensation                                                        23
Employment and Related Agreements                                             23
Certain Relationships and Related Transactions                                24
Security Ownership of Certain Beneficial Owners and Management                24
Selling Shareholders                                                          25
Plan of Distribution                                                          26
Description of Securities                                                     27
Legal Matters                                                                 28
Experts                                                                       28
Changes in and Disagreements With Accountants on Accounting and
 Financial Disclosure                                                         28
Financial Statements                                                         F-1

Until March , 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

THIS SUMMARY CONTAINS SELECTED INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS.

ORDERPRO LOGISTICS, INC.

OFFICES

OrderPro Logistics, Inc. office and principal place of business is located at 7400 N. Oracle Road Suite 372, Tucson, AZ 85704 and our telephone number is
(520) 575 5745.

OUR BUSINESS


The current company was formed when OrderPro Logistics, a private operating company, merged into FifthCAI, Inc. a Nevada public company without operations. The former shareholders of OrderPro Logistics Inc. own 95% of the combined company renamed OrderPro Logistics, Inc.

OrderPro Logistics, Inc. is a licensed freight broker as defined by the Department of Transportation Federal Motor Carrier Safety Administration. As such, we arrange for the shipment of goods for customers by selecting trucking companies on the basis of cost and service performance to achieve the objectives of the customer. We utilize our proprietary Internet-based software system to achieve our growth and profit objectives. Our customers are typically small-to-medium size manufacturing companies who depend on us to find the most cost effective method for the shipment of their products, which may help them to become more competitive.


OUR CURRENT FINANCIAL AND CASH FLOW POSITION


OrderPro Logistics has sustained a net loss of $370,814 on revenues of $735,425 for its first nine months of operations ending September 30,2001 and a net loss of $288,094 on revenues of $809,872 for the period of inception (May 12, 2000) through December 31, 2000. Our cash positions resulted in overdrafts of $1,526 and $6,285 for the respective periods. OrderPro Logistics used $40,359 and $328,468 net of overdrafts, for operations during the respective periods. As of September 30, 2001 the liabilities exceeded the assets by $259,759 and December 31, 2000 the assets exceeded the liabilities by $110,955.


COMPETITION

The freight brokerage business is characterized as highly competitive. Primary competition for the freight brokerage segment of the business comes from numerous existing and new freight brokers. All of the companies that provide freight transportation services are potentially competitors of OrderPro Logistics, Inc.

Most of the existing logistics companies in this industry are large organizations seeking the business of major manufacturers. Although our company will initially target small to medium size companies, it could face intense competition from those large organizations when we demonstrate the viability of these customers.

SELLING SHAREHOLDERS


A list, which discloses all the shares being registered, and the people or entities that own them appear in the "Selling Shareholders" section of this prospectus. The "Selling Shareholders" are selling all the common shares currently outstanding.


THE OFFERING


Shares of common stock (restricted Rule 144) outstanding and fully diluted as of October 22, 2001 4,900,000 Common shares offered by the selling shareholders 6,763,917 (includes the restricted shares)


OUR TRADING SYMBOL


The common stock of OrderPro Logistics, Inc. does not have an established trading symbol at this time nor does it trade on any market at this time.

                          SUMMARY FINANCIAL INFORMATION

The following sets forth selected financial information for OrderPro as presented in our Financial Statements.


                                        From Inception           For the nine
                                       (May 12, 2000) to         months ended
                                       December 31, 2000      September 30, 2001
                                       -----------------      ------------------
                                          (unaudited)              (audited)
Statement of Operations Data
Revenue                                   $   809,872            $   735,425
Net Income (Loss)                         $  (288,094)           $  (370,814)
Net Income (Loss) per share               $     (0.06)           $      (.08)

Balance Sheet Data                     December 31, 2000     September  30, 2001
                                       -----------------      ------------------
Total Assets                              $   829,906            $   759,207
Total Current Liabilities                 $   718,951            $ 1,018,966
Stockholders Equity (Deficit)             $   110,955            $  (259,759)


                                  RISK FACTORS

COMPETITION FOR CUSTOMERS IS INTENSE BECAUSE OF THE NUMEROUS WELL-ESTABLISHED FREIGHT BROKERS AND LOGISTIC SERVICE PROVIDERS


Our market share and revenues would suffer if we were not able to compete successfully for customers. Competition for customers is intense. We currently compete or expect to compete for customers with the companies that provide freight brokerage/third party logistics services. Many of our competitors are larger, more established, better financed and are much more experienced.


INCREASE IN THE COST OF FUEL, ESPECIALLY DIESEL FUEL, WILL REDUCE OUR PROFITS UNLESS WE CAN PASS ALONG THE INCREASE TO OUR CUSTOMERS


Increased energy costs in the trucking industry could have a material adverse effect on OrderPro Logistics. In the past sharp increases in fuel costs have been at least partially passed on to our customers through increased rates or surcharges. However, we may not be able to recover increased costs through increased rates in the future, which would impact our ability to maintain profit margins necessary to continue in business.



AN INCREASE IN FREIGHT COSTS DURING THE TERM OF OUR LOGISTICS CONTRACT WOULD ADVERSELY IMPACT OUR MARGINS.


Increased freight costs could have a material adverse effect on OrderPro Logistics. When we enter into long-term (generally 2-3 year) contracts with our logistics clients we establish a base rate for the cost of freight services. If the cost of our freight service increases, our operating margins could decrease and have a significant effect on our earnings. Increased freight costs could limit our ability to service our client base. If we are unable to recapture increased freight costs it may be wise and prudent to decline providing services.


IF CARRIERS INCREASE THEIR RATES OR REFUSE TO DO BUSINESS WITH US WE WOULD BE UNABLE TO OPERATE AT A PROFIT.


The nature of our business requires that others provide the transportation services necessary to fulfill our business obligations. Significant rate increases by carriers that could not be passed along to our customers would result in a negative and adverse condition which would necessitate that OrderPro Logistics stop providing freight services to its customers. Business conditions could exist for carriers where they no longer chose to provide freight services either to the industry or to OrderPro. If we did not or could not provide freight services to our customers it would have a material adverse effect on our revenues, profitability, and ability to execute the business plan.


FAILURE TO RAISE CAPITAL WILL LIMIT OUR ABILITY TO GROW AND BECOME PROFITABLE


OrderPro requires significant capital to fund its growth including regional and national expansion of our market base, prompt payment for services to our carrier base and continued development of the proprietary software. If we are not able to secure adequate equity funding, we will not be able to gain a competitive advantage by paying carriers at the time they complete their services, support market expansion, and cover the costs to complete the company's proprietary software .


LOSS OF KEY PERSONNEL WOULD HAVE A DETRIMENTAL IMPACT ON THE FUTURE OF ORDERPRO


The success of OrderPro Logistics, Inc. and the execution of its business strategy will depend significantly upon the continuing contributions of qualified personnel, and on the company's ability to attract, train and retain future personnel. In this regard, the company is particularly dependent upon the services of Mr. Richard L. Windorski, Chairman of the Board, President and Chief Executive Officer. He has over 30 years experience in the manufacturing and transportation industry and has effectively proven that transportation brokerage/logistics management can be successful in a competitive marketplace if the service is based on solid concepts and is believable on the part of the clients. Ms. Patricia Robinson is member of the Board of Directors, Corporate Secretary and Treasurer and serves as the Principal Accounting Officer. She has many years of experience in finance and personnel management, and is a valuable member of the administrative team. Mr. Robert Kuchowicz is Logistics Operations Manager and has over 35 years experience in the engineering, manufacturing and material management industries. Ms. Lynn Windorski is Information Technology manager. Ms. Windorski has over ten years experience in the freight brokerage business and is a Microsoft Certified Professional. She is in charge directing software development and Website management. The loss of the services of one or more of our key employees and the failure to attract, train and retain additional qualified personnel in a timely manner could have a material adverse effect on the our business.

THERE IS CONSIDERABLE INFLUENCE BY A FEW SHAREHOLDERS, BECAUSE OF THE CONCENTRATION OF STOCK OWNERSHIP


Our existing directors, executive officers, and their respective affiliates are the beneficial owners of approximately 60% of the outstanding shares of our common stock. As a result, the company's existing directors, executive officers, principal shareholders and their respective affiliates, if acting together, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of OrderPro. These shareholders may have interests that differ from other shareholders, particularly in the context of potentially beneficial acquisitions by OrderPro Logistics. For example, to the extent that these shareholders are employees of our company, they may be less inclined to vote for acquisitions by or of our company involving termination of their employment or diminution of their responsibilities or compensation.


OUR STOCK WILL PROBABLY BE CLASSIFIED AS "PENNY STOCK",


Trading in our stock will be subject to the "Penny Stock Rules" which require brokers to provide additional disclosure in connection with any trades of "penny stock". The broker must deliver, prior to the trade, a disclosure describing the penny stock market and the risks associated with that market. The "penny stock" regulations could limit the ability of brokers to sell and purchasers to buy the shares offered in this prospectus. Our stock will be subjected to the "Penny Stock" rules until its market price reaches a minimum $5.00 per share, subject to certain exceptions. Our stock will most likely be traded and quoted on the Over the Counter Bulletin Board, which could cause some difficulty in disposing of the stock and getting accurate quotes on its market price.


ALL THE CURRENT SHAREHOLDERS SELLING ALL THE OUTSTANDING SHARES OF ORDERPRO LOGISTICS.


The current shareholders of OrderPro Logistics could sell all the outstanding shares of our company. That type of selling could have a negative impact on the price of the shares, which could result in the loss of the entire amount you may invest.


WE HAVE SUSTAINED LOSSES SINCE OUR INCEPTION


We must increase our sales and secure additional equity financing in order to become profitable. We lost $288,094 for the period ended December 31, 2000 and $370,814 for nine months ended June 30, 2001. Continuous losses will result in the failure of our company and loss of your investment.


ALL THE SHARES ISSUED AND IN SUPPORT OF THE CONVERTIBLE DEBENTURES ARE BEING REGISTERED


The market price of the shares, if a market is obtained, could significantly decrease if a substantial number of these shares are sold.

A PUBLIC MARKET FOR OUR SHARES MAY NEVER DEVELOP

There is no public market for our shares at this time. If a public market is not developed, the shares will be totally illiquid and could not be sold on a public market.

OUR STOCK MAY BE THINLY TRADED, HIGHLY VOLATILE AND NOT FOLLOWED BY ANALYSTS


Our stock must be approved for quotation by a market maker through the NASD over-the-counter bulletin board or the National Quotation Bureau pink sheets. Stocks traded over these quotation systems are usually thinly traded, highly volatile and not followed by analysts.


FORWARD LOOKING STATEMENTS


Certain statements made in this prospectus relating to trends in OrderPro's business, as well as other statements including words such as "believe", "expect", "estimate", "anticipate", and similar expressions, constitute forward looking statements within the meaning of Section 27A of the Securities Act, and
Section 21E of the Securities Exchange Act. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of OrderPro. The matters referred to in these forward-looking statements that could be affected by the risks and uncertainties include, but are not limited to, the effect of general economic and market conditions, including downturns in customers' business cycles, the availability and cost of qualified shippers, the availability and price of diesel fuel, the impact and cost of government regulations and taxes on the operations of the business, competition, as well as certain other risks described herein. Subsequent written and oral forward looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere herein.

                                 USE OF PROCEEDS


New shares of the company's common stock will not be offered as a result of this prospectus. All of the funds representing the debt and equity received by the company have been used to fund the operations of OrderPro Logistics. OrderPro Logistics will not receive any proceeds from this offering.


             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS


The common stock of OrderPro Logistics, Inc. does not have an established trading market at this time. After this registration statement becomes effective, we will request a market maker to prepare and file the necessary document, a form 15c 2-11 with the NASD. We have not taken steps as yet to become registered other than this first step .

All shares issued by OrderPro Logistics are "restricted securities" within the meaning of Rule 144 under the 1933 Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the company's then-outstanding common stock or the average weekly trading volume during the four calendar weeks prior to such sale. This same rule applies to those who are officers, directors or own 10% or more of the company even if the stock has been registered. Future sales of such shares could have an adverse effect on the market price of the common stock.


HOLDERS


As of October 22, 2001 there were a total 39 shareholders that currently hold restricted securities only. There are no other shareholders nor are any of the shares "free-trading".


                                 DIVIDEND POLICY


OrderPro Logistics has not paid any dividends on its common stock. We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


The following discussion and analysis should be read in conjunction with OrderPro Logistics financial statements, including the notes thereto, appearing elsewhere in this prospectus.


OVERVIEW


OrderPro Logistics, Inc. was incorporated in the state of Arizona on May 12, 2000. had no operations until July 2000. Operations of OrderPro Logistics involve the transfer of freight from one point to another point by means of contracted truckers. Sales are achieved through both call-in freight brokerage and on-site logistics personnel. Freight can consist of both full truckloads and less than full truckloads. Efficiencies are gained by consolidating less than full truckloads into full truckloads. OrderPro Logistics provides freight brokerage, and logistics services through Internet access, on-sight presence and custom designed software. Our year-end is December 31.


FifthCAI, Inc. was incorporated on February 2, 2000 and had only limited operations until the reverse acquisition with OrderPro Logistics on September 29, 2000. In conjunction with the reverse acquisition, FifthCAI, Inc. transferred 4,660,000 shares to the former stockholders of OrderPro Logistics and changed its name to OrderPro Logistics, Inc. The original shareholders of FifthCAI retained 240,000 common shares.

SELECTED CONSOLIDATED FINANCIAL INFORMATION


The following consolidated financial information should be read in conjunction with "Management's Discussion and Analysis" and the audited financial statements, of December 31, 2000 and in conjunction with the unaudited statement of September 30, 2001 including the notes to the statements. We believe that the statements contain all normal recurring adjustments necessary to present a fair presentation of our financial information.

                                        From Inception           For the nine
                                       (May 12, 2000) to         months ended
                                       December 31, 2000      September 30, 2001
                                       -----------------      ------------------
                                          (unaudited)              (audited)
Statement of Operations Data
Revenue                                   $   809,872            $   735,425
Net Income (Loss)                         $  (288,094)           $  (370,814)
Net Income (Loss) per share               $     (0.06)           $      (.08)

Balance Sheet Data                     December 31, 2000      September 30, 2001
                                       -----------------      ------------------
Total Assets                              $   829,906            $   759,207
Total Current Liabilities                 $   718,951            $ 1,018,966
Stockholders Equity  (Deficit)            $   110,955            $  (259,759)


REVENUES AND OPERATING MARGINS

Revenue is derived from the brokerage of freight services. A customer either contacts OrderPro or contacts our on-site representative with details of freight that needs to be moved by truck.


OrderPro reported a net loss of $370,814 on revenues of $735,425 in the nine months of operations from January 1, 2001 through September 30, 2001.


Our operating margin is less than originally anticipated due to overall negative marketing conditions within the trucking industry, the higher price of diesel fuel, and difficulties in achieving load consolidation. Load consolidation has a direct relationship to operating margin. During the third quarter of 2000 fewer owner-operators were willing to haul loads due to such higher fuel costs. Pricing to customers was not readily adjustable due to contractual restrictions and the competitive environment. Additionally, management was deeply involved in effectuating the reverse merger during the third quarter of 2000.


At the end of the quarter management began an aggressive marketing strategy designed to add additional customers to the revenue base. During November and December multi-year contracts were signed with two new logistics customers. These customers are The Shane Group of Hillsdale, MI, and A & B Process Systems of Stratford, WI. If OrderPro had adequate operating capital, The Shane Group and A&B Process Systems will increase operating margins. Many of the shipments from these companies are less than full truckload shipments. Less than full truckload shipments are transferred at a higher rate than full truckload shipments. If we had adequate operating capital we could consolidate less than full truckload shipments into full truckload shipments. The cost of a full truckload shipment is less. Therefore, sales to customers are at a higher rate whereas cost to OrderPro is at a lower rate resulting in an increase in the gross operating margin. Each of these customers has a nation-wide presence and management believes that it will increase both the revenue base and the operating margin. Hence, management expects improved operating results during the year 2001. We currently have 40 customers as of September 30, 2001. Our marketing focus has been the maintenance of the existing customer base. Until additional capital has been developed, OrderPro Logistics, Inc. will remain in its current mode of protecting and maintaining its existing customer base. Once additional operating capital is acquired, we expect to gain one new logistic customer (a customer that utilizes our on-site management services) every three months and two new brokerage customer(s) (customers utilizing only our call in services for freight orders) each month. We expect these percentages, which are 95% brokerage and 5% logistic, to remain constant. Presently, none of our customers utilize both our brokerage and logistic services at the same time.

Our operating margin during 2000 was 5.5% and we anticipated it to be 22%. Our operating margin for the nine months ended September 30, 2001 was a negative 15%. We anticipated that OrderPro would have the required capital to consolidate less than truckload shipments into truckload shipments thereby generating revenues based on a fixed percentage of the shipping costs saved by our customer. Without the capital required to provide rapid payment to the carriers, it is almost impossible to ship freight at rate levels that will assure our projected operating margins. We have proven that carriers will haul freight for lower rates when they are paid promptly. Other factors affecting margins are high fuel prices and our inability in certain cases to recover those costs. Numerous small companies in the trucking industry have gone out of business reducing the number of companies available to haul freight. We believe that we could meet our anticipated margins if we were adequately funded.


Revenue is derived from the brokerage of freight services. A customer either contacts OrderPro's central dispatch or contacts our on-site representative with details of freight that needs to be moved by truck.

Additional revenue is earned in that we provide our customers savings in shipping costs and we share that savings with the customer.

OPERATING EXPENSES


The primary expense is the cost paid to the truckers for moving the freight. These costs amount to 76.0% of revenues for the nine months ended September 30, 2001 and 80.3% of revenues for the short year ending December 31, 2000.

The second largest expense is for employees. Wages and benefits for the nine months ending September 30, 2001 were 28.9% of revenues and for the short year ending December 31, 2000 were 32.4 % of revenues.

During the third quarter 2000 (the first quarter of operations by OrderPro Logistics) operating expenses reflected the costs associated with funding our growth and effectuating the reverse merger. Administrative costs were higher due to one-time costs incurred in the reverse merger and travel costs associated with the marketing strategy implemented at the end of the quarter. One time costs incurred in the reverse merger include professional fees of $10,000 or 1.2% of 2000 revenues. Travel costs associated with the marketing strategy were $ 8,000, which is 1% of 2000 revenues. Employee costs reflect the addition of the new personnel necessary to effectively manage and operate OrderPro Logistics as the marketing strategy is implemented. As new customers are signed to contracts additional personnel are required for both on-site and in supporting services. During the fourth quarter of 2000 hiring and training for all administrative functions was completed. Additional hiring and training of on-site and support personnel will continue as needed to fulfill contractual obligations with new customers.


In an effort to expedite full implementation of our software, we have entered into a contract with outside sources. The increased functionality that the software will provide is a key element in our marketing and business development strategy. The contract is for services and the consideration is cash and debt. The other party is The Software Firm, Inc. of Tucson, AZ. The cost of the contract is $144,233.50.


We are currently using CATOC (computer assisted transportation operations control) software to manage our internal operations. This system provides basic dispatch and accounting features used by operations personnel at the Tucson location. The system is not designed to provide features OrderPro requires internally and is not expandable to provide for our business expansion.

Our proprietary software system was not completed during the 3rd quarter 2001. We anticipate that the software system will be completed during the first quarter of 2002. The new system is accessible via the Internet, and can be operated through the Internet from virtually any location worldwide. Features include direct access to our rate quotation system. Customers can access our Rate Quotation system via the Internet to determine their freight cost, and in the case of our logistics customers can actually establish pricing features that provide for "built in" profit for all shipments. Additional features include direct access to our system from the customer's location for the entry of freight orders. It also has a feature for the direct entry of the bill of lading, which is a document required for all shipments. Other features include: tracing of shipments in process, and issuing of management reports for cost and on time performance. Our operations and management personnel have a full range of functions available for the management of all dispatch functions. The system provides for transfer of accounting data to QuickBooks through an interface feature. QuickBooks is an accounting system used by many small to medium sized companies, making our software even more attractive to this prospect base. We expect that our system will be one of the primary features a prospective client will consider, when entering into a contract with us to provide our services.


FINANCIAL CONDITION


During the third quarter of 2000 OrderPro Logistics began the process of increasing equity capital to fund the growth of the company. Our strategic plan requires additional capital to gain market acceptance with both carriers and customers. The amount of capital needed to gain market acceptance is $4,000,000, which means that OrderPro can increase the number of truckers who want to move freight for our customers by implementing a rapid payment program. The increase in the number of truckers available to move freight for OrderPro will allow us to move more freight for our customers.

The significant costs incurred to develop our proprietary software, as of December 31, 2000 was $16,400 in cash and a convertible debenture in the amount of $80,000. The balance due as of December 31, 2000 was $31,383.50. For the six months ended June 30, 2001 OrderPro incurred an additional $88,245 of software development costs. Of this amount $80,000 was paid by the issuance of convertible debentures. Another major aspect of the strategic plan calls for rapid payment of carriers. Until such time as sufficient capital is available to fund both rapid payment of carriers and growth of the company this plan cannot be implemented. Currently, trade accounts receivables are less than trade accounts payable due to the use of cash to fund the growth of the company. During the third quarter of 2000 $84,080 was loaned to OrderPro's founder. The loan to the founder has been fully repaid. During the fourth quarter OrderPro Logistics raised an additional $50,000 through the sale of 10% a convertible debenture. The debenture is convertible into 166,667 common shares of stock at $.30 per share. If additional capital were not provided to OrderPro it is believed that full implementation of the strategic plan would be in jeopardy.


SEASONALITY

We do not experience seasonal fluctuation other than weather related slowdowns.

LIQUIDITY AND CAPITAL RESOURCES


Net of the overdrafts, cash used by operations was $40,359 for the period ended September 30, 2001, compared to net cash used by operations of $328,468 for the period ended December 31, 2000.

OrderPro Logistics has working deficit capital (current assets less current liabilities) of $(816,915) and $(407,638) as of September 30, 2001 and December 31, 2000 respectively.

The audited financial statements, year ending December 31, 2000 have been prepared assuming that OrderPro Logistics will continue as a going concern. Operations commenced in 2000 with losses of $228,094 for the period ended December 31, 2000, and has limited working capital reserves. During the first nine months of 2001, OrderPro incurred an additional loss of $370,814. We expect to face many operating and industry challenges and will be doing business in a highly competitive industry. These factors raise substantial doubt about OrderPro Logistics ability to continue as a going concern."

To date, OrderPro Logistics has financed its operations principally through the sale its services and the placement of a convertible debenture. OrderPro believes that it has and will have sufficient cash flow to continue its operations through December 31, 2001. During the first six months of 2001 we issued $206,000 of convertible debentures. Of this amount $80,000 was issued for services to third parties. During this same period the company reduced its note payable from $97,740 to $54,000. We will consider both the public and private sale of securities and or debt instruments for expansion of its operations if such expansion would benefit the overall growth and income objectives of the company. Should sales growth not materialize, OrderPro Logistics may look to these public and private sources of financing. We do not know whether we can obtain sufficient capital on acceptable terms, if at all. Under such conditions, failure to obtain such capital likely would affect adversely the company's ability to continue as a going concern, or at a minimum negatively impact the company's ability to timely meet its business objectives. Additional funds needed to continue operations from October 1, 2001 through June 30, 2002 are $600,000. Of this amount $400,000 will be raised through operations. However, the funds required to continue operations will not achieve solvency. The funds required to achieve solvent operations would be approximately $1,000,000, of which $400,000 would be raised through operations. Some of our suppliers were willing to convert the amount we owe them to convertible debentures. Accordingly, we have increased our debentures by $303, 175 of which $256,175 is converted accounts payable. If the debenture holders elect not to convert to common stock, OrderPro will need an additional $639,175 plus interest to meet its obligations.

At December 31, 2000, the Company had a revolving loan agreement with a credit lender under which it can borrow up to 50% of the outstanding accounts receivable. The agreement was in default at December 31, 2000 as a result of the slow payment by a major customer. This line has subsequently been paid-off by a replacement note with a new lender. This new note bears interest at a rate of 10% per annum, was due and payable in October, 2001, and is secured by the pledge of the trade accounts receivable. The note was extended on December 1, 2001 for a period of 90 days.

Specific use of the $600,000 would be $375,000 to pay truckers for services provided and $225,000 would be used to pay all other current operating expenses of OrderPro.

Our working capital and other capital requirements during the next fiscal year and thereafter will vary based on the sales revenue generated by the company. Management believes that a key operational need is to pay the truckers for their services on a basis that is superior to payment terms truckers receive from other shippers and brokers. When payment to the truckers is made quickly OrderPro can effectively negotiate for lower costs. When payment to the truckers is made quickly we will have a greater number of truckers desiring to haul freight for OrderPro. The relationship between increased revenue, increased receivables and increased capital is direct as a result of delayed payment by our customers. As revenues increase the amount of capital needed to fund the rapid payment of truckers will increase. For each $100 increase in annual revenue an additional $18.75 in capital will be required. This additional capital will be used to fund the rapid payment of truckers. (The $18.75 is based on funding accounts receivable. $100 in annual revenue requires $75 in accounts receivable funding. A/R turn of 90 days means 4 turns per year. 75/4 = $18.75).

We do not know if additional public or private financing, including debt or equity financing will be available as needed, or, if available, on terms acceptable to OrderPro. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. The failure of OrderPro to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

Financial projections for the first four years, assuming proper equity funding is received in early 2002 are as follows:

                          FINANCIAL PROJECTIONS (000's)

                                           For the year ended December 31,
                                    --------------------------------------------
                                      2001         2002        2003        2004
                                    -------      -------     -------     -------

Revenue                             $   800      $10,000     $25,000     $40,000
Direct Costs                            900        8,000      19,750      31,200
                                    -------      -------     -------     -------
Gross Profit                            100        2,000       5,250       8,800
Sales, General &
  Administrative Costs                  305          750       1,500       1,800
                                    -------      -------     -------     -------
Net Income (Loss) Before
  Income Taxes                      $  (405)     $ 1,250     $ 3,750     $ 7,000
                                    =======      =======     =======     =======


WHERE YOU CAN FIND MORE INFORMATION


OrderPro Logistics, Inc. is subject to the reporting requirements of the Securities Exchange Act. We have filed this registration statement, which includes this prospectus and exhibits, electronically with the Securities Exchange Commission under the Securities Act. This prospectus omits certain information contained in the registration statement on file with the Commission pursuant to the Act and the rules and regulations of the Commission. This registration statement, including the exhibits, may be reviewed and copied at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of the registration statement and the exhibits can be obtained by mail, for a proscribed fee, from the Public Reference Branch of the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding our filings including this registration statement and its exhibits that were file electronically with the Commission at http://www.sec.gov. All the filings of our company may be reviewed at said Internet site. The company also maintains an Internet site at www.orderprologistics.com

                      BUSINESS OF ORDERPRO LOGISTICS, INC.

HISTORY AND SERVICES


OrderPro Logistics Inc. is a Nevada corporation with corporate headquarters located in Tucson, Arizona. During September 2000 OrderPro Logistics, Inc (an Arizona Corporation) merged with FifthCAI, Inc. (a Nevada corporation) and changed the name of FifthCAI, Inc. (NV) to OrderPro Logistics, Inc. (NV). Operations of the business activities began July 1, 2000.


OrderPro was created to capture the potential of the Internet in the transportation and logistics business employing new and innovative processes.


Our company has one business line, and regardless of the terminology used in the industry, the revenue producing activities are exactly the same. Whether the activity is called freight brokerage or on-site logistics management services the process and earnings stream is the same. The earnings stream is fully integrated with the use of the Internet and the proprietary OrderPro software. The company provides all levels of service necessary to meet client needs. These services range from online freight booking/order retrieval to full time on-site logistics management. There is no difference between the "logistics business" and the "freight brokerage business" with the exception of there generally being a company employee located at the customer's office. Even then the employee of OrderPro may work on clients other than the one at which he is located. Except for volume that may justify the location of an employee at the customer's location all other factors work the same as the freight brokerage including use of the same software systems and clearing through a central location.

OrderPro software is accessible on the Internet and can be operated from virtually any location worldwide. Features include direct access to OrderPro Logistics, Inc.'s rate quotation system, entry of freight orders, entry of bill-of-lading (a document required for all shipments), tracing of shipments in process, and generation of management reports. Multi-tiered rate quotations are possible and when used by OrderPro Logistics customers it is possible to generate a profit from freight on each order. Our "multi-tiered rate quotation" feature enables customer, the manufacturer, brokers and shippers, the flexibility to "mark up" its freight charge to its respective customers. This then creates a profit for each freight shipment processed by OrderPro Logistics' customer via our "multi-tiered freight quotation system.


OrderPro Logistics, Inc. can derive a great amount of benefit from the proprietary software. Higher efficiency in receiving orders, preparing required documents and management reports would result in lower manpower costs. Customers of OrderPro Logistics, Inc. can also derive a benefit from the use of the software. Salesmen in the field are able to access the system and receive firm rate quotes at the point of sale enhancing their ability to close the sale. The customer, through the use of the multi-tiered rate quotations can achieve cost savings by selling freight at market rates and receiving freight services at lower than market rates.

Richard L. Windorski, OrderPro Logistics, Inc. President and CEO, has over 30 years experience in the transportation industry. He leads a team capable of working across functional lines to maximize efficiency and customer service.

OrderPro Logistics, Inc. provides all levels of service necessary to meet client needs. These services range from online freight booking/order retrieval to full time on-site logistics management and consultation.


We are establishing a presence on the Internet with a database of information relevant to the shipment, costing, and control of freight. The value of this database to our clients provides them an opportunity to manage freight and achieve reductions in the overall cost of the freight function. The database will provide real time reporting to our clients that will enable them to make decisions affecting current cost conditions, rather than experiencing negative conditions and not recognizing problems until well after they have occurred. Sharing the cost savings with the customer creates the new niche in the freight brokerage industry. This niche will provide small to medium sized manufacturers an opportunity to become more competitive with larger manufacturers by not just reducing freight cost but by turning freight activity into a profit center. Our ability to partner with their customers is entirely unique within the transportation industry. In the trucking industry it is unusual for a freight broker to share cost savings with its customers. This cost saving arrangement will allow OrderPro to expand its business at a higher than conventional rate because customers benefit from the cost sharing arrangement.


We will provide our services to small to medium size shippers and small to medium size freight motor carriers. These companies typically do not have, or cannot afford the costs associated with these systems. We will make our system available to our freight clients, thereby in affect "leveling" the playing field as those clients compete in the marketplace.


The company's primary objective is to combine the functional elements of third-party freight management services with Internet based communication and carrier/shipper benefits provided by its proprietary software. Services provided include: consolidation of small freight shipments into full truckload amounts, then deliver the small shipments with actual stops in route to the final delivery point; backhaul contracts that enable a motor carrier to return to its origin point fully loaded; and private fleet, (a fleet typically owned by the manufacturer and not offered for hire) management; in addition to inbound and outbound freight scheduling for our logistics clients. The resultant savings generated by OrderPro Logistics are shared with the client according to our unique sharing formula. This approach creates an immediate awareness by our client as to the important role we perform for them. This awareness provides the basis for positive long-term relationships and minimizes the impact of competition in the marketplace.


This unique arrangement with our customers will allow us to expand market share at a rate in excess of that which would normally be expected under more conventional supplier/vendor circumstances.

TARGET MARKETS AND DISTRIBUTION


The current market in transportation is comprised primarily of traditional LTL (Less than Truckload) and Truckload carriers. According to an article in TRANSPORT TOPICS (6/19/00 edition) "Trucking Companies Fertile Ground For Internet Boom"; "72% of all trucking companies operated six or fewer trucks and even a company as large as Schneider National-with annual revenue close to $3 billion-garnered a relatively insignificant share of an estimated $450 billion spent each year on transportation." By creating a new niche in the market, the company will take advantage of the prospect base for both our services. There are thousands of manufacturers and distribution companies comprising this prospect base. OrderPro will offer much of its freight shipment business to the trucking "have-nots", those without sophisticated Internet capability. Almost all companies have Internet access. The target market of OrderPro will have Internet access but will lack the website based ordering, bill of lading and rate quotation capabilities. We will provide these services to our customers. We will provide these carriers with a competitive level playing field when they work within our system. We will demonstrate to our customers how hidden profits exist for their enterprise when our expertise and proprietary software is brought into play. We have concentrated on small to medium sized manufacturers in the mid-western United States and we will be expanding throughout the southeastern and western United States during 2001. The current market potential for our services is believed to be about $450,000,000 by virtue of our offering third party logistics in combination with leading edge technology via the Internet. We have .44% of this identified market.


Revenue growth is dependent upon both adding new logistics and freight brokerage customers in addition to growth of existing customer sales. During the first half-year, ending December 2000, we have added two new manufacturing businesses as logistics clients. These new customers will provide the initial volume of business to achieve the growth plan for 2001.


Our freight business includes call-in and Internet servicing of customers by personnel at corporate headquarters and by on-site logistics managers that are supported by personnel at corporate headquarters. The use of the Internet and other electronic data exchange mediums enables smooth integration of both functional areas. The logistics portion of our business requires a company employee to be located at the customer's office.


Small to medium sized manufacturers constitute the backbone of the US economy and we have identified several segments within this group to focus our marketing efforts. In general, these firms do not belong to the Fortune 1000; many have sales in the $5M to $50M range and are among the 69% of shippers who use brokers or other third parties to manage their freight.


OrderPro will utilize our in-house sales and marketing group as well as key national distributors to sell our services. OrderPro expects to expand its business by providing a focused sales effort, relying upon "networking" and referrals from existing customers that will attest to the quality of our service. We provide a unique formula, (not used by our competition), that enables customers to actually realize a profit from the shipment of freight through our brokerage service. This service is a function of our proprietary web based order management system, specifically the "Rate Quotation" feature. OrderPro, through its standard logistics agreement, (usually for a period of 2 years or more), will actually provide freight management personnel and computer equipment at the customers location. The customer realizes an immediate savings because of the fixed costs of the position being provided by us. Through our expertise, we improve the customers' freight cost by providing our ability to negotiate with various carriers to reduce the clients' cost. OrderPro, through it unique formula, shares savings with its customer on a 50/50 basis. This approach creates a true "partnership" to the relationship between our customer and us since both parties benefit equally. Additionally, OrderPro through its web based management system provides customers a myriad of features, including direct entry of shipping bills of lading, freight order entry, shipment tracing and management reports for cost and status. All these features are available on a real time basis. Our proprietary system is expected to be the factor that a prospect will determine to be the difference between our competition and us.


COMPETITION

Primary competition for the freight brokerage segment of the business comes from numerous existing and new freight brokers. Due to the low barriers for entry many new non-asset based freight brokers have entered the marketplace. Most of these competitors are limited to freight matching or load bidding Websites.


All of the companies that provide freight transportation services are potentially competitors of OrderPro.


In the logistics segment, most of the existing companies in this industry are large organizations going after the business of major manufacturers. Although our company will initially target small to medium size companies, it could face intense competition from those large organizations because of the advantage of our service.
The advantage we are referring to is the software's multi-tiered pricing capability. If large organizations commit the resources to develop software with similar functionality they could aggressively pursue the smaller manufacturers.


OrderPro is in competition with both companies that own trucks and companies that only provide freight brokerage or third-party logistics services. Many of the large truck owning companies aggressively pursue the freight business of manufacturers. Incentives such as fixed discounted rates and guaranteed performance are offered to large manufacturers in an effort to obtain exclusive business arrangements. Smaller truck owning companies generally lack direct marketing functions but rely on established business relationships based on historical performance and interpersonal relationships. Freight brokers compete with us on a daily basis for both sales volume and securing the services of truck owning companies. A recent entry into the marketplace is the Internet freight load matching services. These services provide an Internet site where freight loads can be posted and then bid on by truck owning companies. Third-party logistics service providers have also increased in number in the recent years reflecting an expansion of this field within the transportation industry.


We can compete effectively in our market niche. Small to medium sized manufacturers are not aggressively pursued by most third-party logistics services providers because of their lower than desired freight volume. The software we developed can provide the efficiencies necessary to justify servicing these manufacturers with third-party logistics services. Competition from other freight brokerage companies provides the greatest challenge. Generally these companies are small "mom and pop" operations that have an established customer base. However, many of these competitors do not have the technical capability to compete with OrderPro's efficiencies such as online quotations, online freight order entry, online bill-of-lading preparation, load tracking and management report generation. The competitive challenge is to attract the freight brokerage customers away from their current freight broker. Often time strong interpersonal relationships exist between these parties. We can compete against these relationships with our proprietary software.


The following is an explanation how our system works. OrderPro Logistics, Inc. makes the rate quotation system available via the Internet to all of its authorized customers. Access is granted through the issuance of a "password". Online are two different and segregated rate quote levels. One discounted rate quote level for our customer and a higher rate quote level for the end user or "customer" of our customer. The difference between these two levels creates a profit for the OrderPro Logistics' customer. While online, OrderPro customers receive their discounted rates. As an example, our customer may have a rate of $1.00. The end user or "customer" of our customer, when accessing their rate program on the OrderPro Logistics web site, would be quoted $1.50 on the OrderPro Logistics web site for the same shipment. Our customer performs the services for the end user and charges them the $1.50 rate, earning a profit of $.50. By agreement the $.50 profit is evenly divided between OrderPro Logistics, Inc. and our customer. OrderPro Logistics, systems criteria are established upon the unique needs of customers and does not recognize "class" of customers.


PATENTS, TRADEMARKS AND LICENSES

We have applied for trademark protection on the name "OrderPro Logistics".

COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

We are not subjected to environmental laws and regulations, however many of our customers may be and as such the laws and regulations could have an indirect effect on OrderPro.

RESEARCH AND DEVELOPMENT EXPENDITURES

Research and development expenditures have been nominal however, we have spent, as of December 31, 2000, the sum of $61,773 and will spend another $131,139 over the next fiscal year in the completion of our proprietary software.

EMPLOYEES

OrderPro has 10 full-time employees. We have no collective bargaining agreements with our employees. We believe that our employee relationships are satisfactory.

                            DESCRIPTION OF PROPERTIES

Our current facilities, located in the Northwest Corporate Center, 7400 North Oracle Road, Tucson, Arizona are expected to be adequate through 2001. Provisions have been made and we have a commitment for additional space in the building for expansion purposes if needed. Corporate headquarters expansion and related overhead is minimal and disproportionate as the company grows.

The monthly lease payment is $3,521 with annual escalations through May 31, 2003.

                                LEGAL PROCEEDINGS

The company's management feels that, to the best of its knowledge, there are no material litigation matters pending or threatened against it or its property.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of the current directors and executive officers of OrderPro and the principal offices and positions with the company held by each person. The executive officers of OrderPro are elected annually by the board of directors. Each year, the stockholders elect the board of directors. The executive officers serve terms of one year or until their death, resignation or removal by the board of directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.


Name                     Age     Position
----                     ---     --------
Richard L. Windorski      61     President, Chief Executive Officer and Director

Patricia L. Robinson      57     Principal Accounting Officer, Secretary,
                                 Treasurer and Director

Robert Kuchowicz          59     Logistics Operations Manager

Mr. Richard L. Windorski is Chairman of the Board, President, Financial Officer and Chief Executive Officer. He has over 30 years experience in the manufacturing and transportation industry and has effectively proven that transportation brokerage/logistics management can be successful in a competitive marketplace if service is based on solid concepts and is believable on the part of the clients. His experience includes senior positions in materials and production management during employment with; Control Data Corporation, a pioneer computer hardware manufacturer; Arctic Enterprises, a recreational vehicle manufacturer; and Wausau Homes, a builder of factory built custom homes. He has worked in the for-hire transportation industry as President of a regional contract carrier and transportation broker. For the past five years Mr. Windorski has served as founder and President of EMC Transportation, Inc., which until June 30, 2000 provided the freight brokerage services upon which OrderPro Logistics, Inc. built its base. He holds a Bachelor of Science in Business Administration from the University of Minnesota.

Ms. Patricia Robinson is a Director, Secretary, Treasurer and Principal Accounting Officer. She has been with OrderPro Logistics since November of 2000. Her prior experience includes the position of Executive Director for a nationally accredited behavioral health agency. Her position was responsible for the development of financial records, reporting to government agencies, national accreditation, state licensure and compliance with various funding sources. She holds a Bachelors Degree in Accounting from Durham Business College. She also holds an Associates Degree in Business Administration from Boise State University.

Mr. Robert Kuchowicz is Logistics Operations Manager and has over 35 years experience in the engineering, manufacturing and material management industries. He has held senior management positions for the last 20 years and brings significant knowledge and background in manufacturing management to the company.

There are currently no committees on the board of directors.

                             EXECUTIVE COMPENSATION

The following sets forth the annual compensation of our Chief Executive Officer for the fiscal year ended December 31, 2000. No officer or employee of OrderPro receives annual compensation of more than $100,000.

                                                                         LONG TERM COMPENSATION
                                                                  ------------------------------------
                                      ANNUAL COMPENSATION           AWARDS                   PAYOUTS
                                --------------------------------  ----------                ----------
                                                        Other                  Securities
                                                        Annual    Restricted   Underlying
                                                        Compen-      Stock      Options/      LTIP         All Other
         Name            Year   Salary($)   Bonus($)   sation($)   Awards($)     SARs(#)    Payouts($)  Compensation($)
         ----            ----   ---------   --------   ---------   ---------     -------    ----------  ---------------

Richard Windorski CEO    2000    $48,000       0           0           0           --           0             0

There were no options or grants during or at fiscal year end 2000.

COMPENSATION OF COMPANY DIRECTORS


Directors of OrderPro Logistics do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors' meetings.


                        EMPLOYMENT AND RELATED AGREEMENTS


OrderPro Logistics has no Employment Agreements.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND DISCLOSURE OF COMMISSION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


The laws of the State of Nevada and our Bylaws, as amended, provide for indemnification of our directors, officers and agents for liabilities and expenses that they may occur in said capacities. Generally, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of OrderPro, and with respect to any criminal action or proceeding that the indemnitee had no reasonable cause to believe was unlawful.


OrderPro Logistics has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As part of the formation of OrderPro, Mr. Richard L. Windorski, the major beneficial shareholder President and CEO contributed furniture, property and other assets to OrderPro in exchange for common stock.


At December 31, 2000 and September 30, 2001, we have a receivable from Richard
L. Windorski, an officer and director of OrderPro in the amount of $233,029 and $183,188, respectively. Substantially all of this amount was created by our decision to dispose of certain intangible assets acquired from this officer and director and other third parties since our inception. The amount is being repaid over three years and bears interest at a rate of 7.0% per annum.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of this prospectus by: (i) each stockholder known by us to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director of the company and (iii) all directors and officers as a group. The percentages shown are based on the 4,900,000 shares of common stock outstanding as of the date of this prospectus.

All those named in the following table can be contacted through OrderPro Logistics, Inc 7400 N. Oracle Road Suite 372, Tucson, AZ 85704.


                                                                  Percentage
Name                                 Number of Shares (1)     Beneficially Owned
----                                 --------------------     ------------------
Richard  L. Windorski (2)                 2,812,000                 57.3%
Patricia Robinson                            33,333                  (3)
All officers and directors
  as a group (2 persons)                  2,812,000                 57.3%


----------
1. Except as otherwise indicated, we believe that the beneficial owners of common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, conversion privileges or other rights currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.
2. Mr. Windorski is the beneficial owner of a company known as OP Logistics, L.P. that is the registered owner of the common shares.


3.   Ms. Robinson is the holder of a Convertible Debenture.

                              SELLING SHAREHOLDERS

The following table sets forth the number of shares of common stock the selling shareholders may offer for sale from time to time. The office or material position held by a selling shareholder now or within the past three years is indicated. The percentage owned after the offering is not indicated unless it exceeds 1% of the class of shares.


                                                 Amount of Beneficial       Shares of Common Stock       Shares of Common Stock
                                                   Ownership Prior          Being Offered Pursuant         Beneficially Owned
                                                  to this offering(1)         to this Prospectus         After this Offering (8)
Name of Selling Shareholder                     ----------------------     ------------------------     -----------------------
---------------------------                      Number       Percent        Number         Percent
                                                 ------       -------        ------         -------
OP Logistics L.P. (2)                           2,812,000        57.3%     2,812,000           0                 0
RER Consulting, Inc. (3)                          245,000         5.0        290,000(6)        0                 0
Econometric Consultants, Inc. (3)                 245,000         5.0        245,000           0                 0
Alvan W. Lafrenz (2)                              200,000         4.1        200,000           0                 0
John Swearingen                                    80,000         1.6         80,000           0                 0
Genevieve Attarian                                 80,000         1.6         80,000           0                 0
Kathleen K. Yasick                                 25,000           *         25,000           0                 0
Lynn M. Windorski                                  25,000           *         25,000           0                 0
Lori R. Cochran                                    25,000           *         25,000           0                 0
Sarah J. Proctor                                   25,000           *         25,000           0                 0
Emilie Milligan                                   160,000         3.3        160,000           0                 0
Sondra Lafrenz                                     50,000        1.02         50,000           0                 0
Academic Experties S.R.L                          100,000        2.04        100,000           0                 0
Business and Sciences S.R.L                       100,000        2.04        100,000           0                 0
West Side Securities, S.A                         100,000        2.04        100,000           0                 0
International Management Securities, S.A          100,000        2.04        100,000           0                 0
World Fund of Investments S.A                     100,000        2.04        100,000           0                 0
James K. Larrington Corporation)                   10,000           *         26,667(6)        0                 0
Joel K. Windorski)                                  5,000           *         21,667(6)        0                 0
Wallace A. Jacobsen                                 6,750           *         15,084(6)        0                 0
Mark and Karen Senden                               6,750           *          6,750           0                 0
Richard and Jo Valentino                            6,000           *          6,000           0                 0
Richard and Sandra Valentino                       16,750           *         16,750           0                 0
Rex Cochran                                        16,750           *         16,750           0                 0
Rex W. Cochran                                     40,000           *         40,000           0                 0
Heather M. Honert                                  80,000        1.63         80,000           0                 0
Corporate Architects Inc (4)                      127,500         2.6        127,500           0                 0
Ken R. Lew (4)(5)                                  30,000           *         30,000           0                 0
KL Professional Consulting (4)                     22,500           *         22,500           0                 0
Carl P. Ranno (4)                                  60,000        1.22         60,000           0                 0
Corporate Financial Ventures, LLC (6) (7)                                    166,667           0                 0
Anthony Bellassai (6)                                                         66,667           0                 0
The Software Firm Inc. (6)                                                   266,667           0                 0
Richard A. Schmidt (6)                                                       100,000           0                 0
Judith Decent (6                                                              16,667           0                 0
Thomas Windorski (6)                                                          16,667           0                 0
Robert Kuchowicz (6)                                                          33,333           0                 0
Larry Porter (6)                                                              33,333           0                 0
Robert Best (6)(7)                                                            66,667           0                 0
All Modes, Inc. (9)                                                          143,333           0                 0
Business Resource Associates (9)                                              83,333           0                 0
Kuchowicz, Robert & Eleanor (9)                                               33,333           0                 0
Wise, Vincent & Dian (9)                                                      16,667           0                 0
Haupt, Richard J. (9)                                                         16,667           0                 0
Matsukado, William (9)                                                        25,000           0                 0
Isaac Trust DTD (9)                                                           20,000           0                 0
Fuchs, Inc. (9)                                                               16,000           0                 0
Styer Transportation Company (9)                                              13,000           0                 0
Bellassai, Anthony (9)                                                        33,333           0                 0
Brauer Trucking, Inc. (9)                                                     11,667           0                 0
Skinner Transfer Corporation (9)                                              73,333           0                 0
Transportation Acquisition Group (9)                                          25,000           0                 0
A & B Process Systems Corporation (9)                                        135,833           0                 0
Robinson, Patricia Louise (9)                                                 33,333           0                 0
Shallow Brothers Trucking (9)                                                 30,333           0                 0
Drees Transportation, Inc. (9)                                                53,333           0                 0
Stoughton Trucking (9)                                                        63,333           0                 0
Orbit Transport (9)                                                            6,750           0                 0
Excel Express, Inc. (9)                                                        7,000           0                 0
MJH Trucking Co. (9)                                                          21,667           0                 0
Tri State Transport, Inc. (9)                                                 40,000           0                 0
R-Way Express (9)                                                             18,333           0                 0
Dedicated Systems, Inc. (9)                                                   90,000           0                 0
                                                                           ---------
    Total                                                                  6,763,917
                                                                           =========

----------
(1)  All of these shares are currently restricted under Rule 144 of the Act.
(2)  Indicates shares issued to the officers and directors
(3) Indicates common shares issued, in lieu of cash, for consulting services rendered.
(4)  Indicates common shares retained by original shareholders of FifthCAI, Inc.
(5)  Mr. Lew is also the beneficial owner of KL Professional Consulting.
(6) Indicates common shares issuable upon conversion of convertible debentures due from October 31, 2001 through June 13, 2002. The conversion rate is $.30 per share and the annual interest rate is 10%.
(7) The partners of Corporate Financial Ventures are Mr. Ed Lonergan, Mr. Ken Lew and Mr. Carl Ranno.
(8)  Indicates all shares are sold.
(9) Indicates common shares issuable upon conversion of convertible debentures due from June 13, 2002 through December 5, 2002. The conversion rate is $.30 per share and the annual interest rate is 10%.

(*) Indicates less than 1%.

Based upon the information supplied to us, the following natural persons hold voting or investment power over the following entities

ENTITY                                              NATURAL PERSON
------                                              --------------
OP Logistics                                        Richard L. Windorski
RER Consultants, Inc.                               Robert Ringle
Econometric Consultants, Inc.                       Sam Milligan
Academic Experts S.R.L.                             Escobar Alfaro
Business and Sciences S.R.L.                        Guillermo Fuentes
West Side Securities S.A.                           Patricio Davilo
International Management Securities, S.A.           Rodrigo Higuera
World Fund of Investments S.A.                      Cristian Letelier
James K. Larrington Corporation                     James L. Larrington
Corporate Architects Inc.                           Edmond Lonergan
KL Professional Consulting                          Ken  R. Lew
Corporate Financial Ventures, LLC                   Edmond Lonergan
All Modes, Inc                                      Bay Darnell
Business Resource Association                       Leonard L. Lewensohn
Isaac Trust DTD                                     Stephen & Shirley Isaac
Fuchs, Inc.                                         Sandra Fuchs
Styer Transportation Company                        Melvin J. Simon
Brauer Trucking, Inc.                               William Gottman
Skinner Transfer Corporation                        Steve Skinner
Transportation Acquisition Group                    Lee Jacobs
A&B Process Systems Corporation                     Anthony J. Hilgemann
Shallow Brothers Trucking                           Christopher J. Shallow
Drees Transportation, Inc.                          Thomas Drees
Stoughton Trucking, Inc.                            Gary Schumann
Orbit Transport                                     Beth Welbers
Excel Express, Inc.                                 Robert T. Rowan
MJH Trucking Company                                Michael J. Haas
Tri-State Transport, Inc.                           Jay Bumpus
R-Way Express                                       Cindy Nowak
Dedicated Systems, Inc.                             Josh Hintz


                              PLAN OF DISTRIBUTION

The securities are not being offered through an underwriter. The shares may be offered for sale, from time to time, by the security holders their assigns, successors or pledgees. The sales may be offered pursuant to this prospectus on any stock exchange, trading facility or market wherein said securities are traded. They may also be sold in a private transaction. All sales may be for a fixed or negotiated price. The security holder may sell our securities in any of the numerous transactions permitted by applicable law. Some of those methods of sale include: ordinary broker transactions, block trades, direct sales to a broker dealer as a principal or a partial sale through a broker-dealer at a specific price. The selling shareholder may also sell our shares under the Securities Act Rule 144 and not under this prospectus, if they meet the criteria and conform to said rule.

The selling shareholders may utilize the services of a broker-dealer to participate in the sale of the subject securities, which may include sales of the securities to other broker-dealers. The broker-dealer may receive commissions or discounts from the seller on the sale or sometimes from the purchaser if they act as an agent for the purchaser. It is anticipated that the commissions or discounts shall be customary for these types of transactions.

Under the Securities Act, the selling shareholders and the broker-dealers involved in the sale of our securities may be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by these broker-dealers or agents and any profits on the resale of the shares purchased by them may be considered underwriting compensation under the Act.

Under the Exchange Act and its applicable regulations, any person engaged in the distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock of our company during the applicable "cooling off" periods prior to the commencement of such distribution. The selling shareholders will also be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of sales and purchases of common stock by selling shareholders.


OrderPro Logistics will pay all fees and costs associated with the registration of these shares, however, it will not pay any commissions, discounts, underwriters fees or fees for dealers or agents.


                            DESCRIPTION OF SECURITIES


The authorized capital stock of the OrderPro Logistics, Inc. currently consists of 100,000,000 shares of common stock, par value $.0001 per share. The authorized number of directors on the board of directors is neither less than one nor more than seven.


Our transfer agent is Computershare Investor Services, 12039 West Alameda Parkway, Suite Z-2, Lakewood, CO 80228.


The following summary of the capital stock of OrderPro as set forth in the following statements is not complete. These statements are subject to and qualified in their entirety by the detailed provisions found in OrderPro Logistics' Articles of Incorporation with amendments and the company Bylaws.


There are 4,900,000 shares of common stock outstanding, as of the date of this prospectus.

Holders of common stock are entitled to one vote per each share standing in his/her name on the books of the company as to those matters properly before the shareholders. There are no cumulative voting rights and a simple majority controls. The holders of common stock will share ratably in dividends, if any, as declared by the board of directors in its discretion from funds or stock legally available. Common stock holders are entitled to share pro-rata on all the company's assets after the payment of all liabilities, in the event of dissolution.

OPTIONS

As of the date of this prospectus there are no options authorized by OrderPro.

                                  LEGAL MATTERS

Carl P. Ranno, Phoenix, Arizona, will pass upon the validity of the securities offered hereby for OrderPro Logistics, Inc.

                                     EXPERTS

The financial statements of OrderPro Logistics, Inc. audited and reviewed, included herein and elsewhere in this registration statement, have been included herein and in the registration statement in reliance on the report of James C. Marshall, CPA, P.C., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

There have been no disagreements with the accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                            ORDERPRO LOGISTICS, INC.
                           DECEMBER 31, 2000 (AUDITED)

                                       AND

                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                   (UNAUDITED)

                          INDEX TO FINANCIAL STATEMENTS


                                                                          Page
                                                                          ----


Independent  Auditors' Report                                              F-1
Consolidated Financial Statements
  Balance Sheets                                                           F-2
  Statements of Operations                                                 F-3
  Statements of Stockholders Equity (Deficit)                              F-4
  Statements of Cash Flows                                                 F-5
  Notes to Financial Statements                                            F-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and the Board of Directors of OrderPro Logistics, Inc.


We have audited the accompanying balance sheet of OrderPro Logistics, Inc. (the "Company") as of December 31, 2000 and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from May 12, 2000 ("Inception") to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OrderPro Logistics, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the period from May 12, 2000 to December 31, 2000 in conformity with generally accepted accounting principles.


As discussed in Note 2 to the financial statements, the Company retroactively rescinded contracts with the significant stockholder of the Company and other third parties for the purchase of customer lists. For all payments made under these contracts, the stockholder has agreed to reimburse the Company for any expenditures, which has created a receivable from that stockholder.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company commenced operations in 2000, had losses of $288,094 for the period from May 12, 2000 to December 31, 2000, and has limited working capital reserves. The Company expects to face many operating and industry challenges and will be doing business in a highly competitive industry. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are discussed in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


                                   /s/ James C. Marshall, CPA, P.C.

Scottsdale, Arizona
September 6, 2001

                            OrderPro Logistics, Inc.
                                 Balance Sheets


                                                                    Restated
                                                                  ------------
                                                                  December 31,     September 30,
                                                                     2000              2001
                                                                  -----------       -----------
                                                                   (audited)        (unaudited)
                                     ASSETS

Current Assets
  Accounts receivable - trade                                     $   231,263       $   124,375
  Due from officer and director, due within one year                   77,676            77,676
  Prepaid expenses                                                      2,374                --
                                                                  -----------       -----------
        Total Current Assets                                          311,313           202,051

Property and equipment, net of accumulated depreciation                21,992            17,913

Purchased and internally developed software, net of
 Amortization                                                         191,248           283,363
Deposits                                                              150,000           150,000
Due from officer and director, due after one year                     155,353           105,880
                                                                  -----------       -----------

        Total Assets                                              $   829,906       $   759,207
                                                                  ===========       ===========
                  LIABILITIES and STOCKHOLDERS' EQUITY

Current Liabilities
  Bank overdraft                                                  $     6,285       $     1,526
  Accounts payable                                                    515,896           545,132
  Accrued liabilities                                                  49,030           154,308
  Notes payable                                                        97,740            62,000
  Convertible debentures                                               50,000           256,000
                                                                  -----------       -----------
        Total Current Liabilities                                     718,951         1,018,966
                                                                  -----------       -----------
        Total Liabilities                                             718,951         1,018,966

Stockholders' Equity (Deficit)
  Common stock - $.0001 par value, authorized 100,000,000
   shares, issued and outstanding 4,900,000 shares                        490               490
  Additional paid in capital                                          398,559           398,659
  Accumulated deficit                                                (288,094)         (658,908)
                                                                  -----------       -----------
        Total Stockholders' Equity (Deficit)                          110,955          (259,759)
                                                                  -----------       -----------
        Total Liabilities and Stockholders' Equity                $   829,906       $   759,207
                                                                  ===========       ===========


   The accompanying notes are an integral part of these financial statements.

                            OrderPro Logistics, Inc.
                            Statements of Operations


                                             Restated
                                         -----------------
                                         From May 12, 2000        For the Nine
                                          (Inception) to          Months Ended
                                         December 31, 2000     September 30,2001
                                         -----------------     -----------------
                                            (audited)             (unaudited)
Revenue:
  Sales of freight services                $   809,872            $   684,426
  Freight commissions                               --                 50,999
                                           -----------            -----------
        Total Revenue                          809,872                735,425

Cost of Revenue:
  Direct cost of revenue                       650,414                580,522
  Employee costs                                90,734                213,178
  Rent and occupancy costs                      13,450                 21,451
  Amortization and depreciation                 10,596                 36,063
                                           -----------            -----------
        Cost of Revenue                        765,194                851,214
                                           -----------            -----------
Gross Profit (Loss)                             44,678               (115,789)
Expenses:
  Administrative costs                         140,171                 97,723
  Employee costs                               171,408                114,788
  Rent and occupancy costs                       4,483                  7,150
  Interest expense                              15,940                 34,219
  Amortization and depreciation                    770                  1,145
                                           -----------            -----------
        Total Costs                            332,772                255,025
                                           -----------            -----------
Loss before income tax benefit                (288,094)              (370,814)
                                           -----------            -----------

Benefit of income taxes                             --                     --
                                           -----------            -----------

Net Loss                                   $  (288,094)           $  (370,814)
                                           ===========            ===========
Loss per common share
  Basic                                    $     (0.06)           $     (0.08)
                                           ===========            ===========
  Diluted                                  $     (0.06)           $     (0.08)
                                           ===========            ===========
Weighted average shares outstanding
  Basic                                      4,755,794              4,900,048
                                           ===========            ===========
  Diluted                                    4,755,794              4,900,048
                                           ===========            ===========


   The accompanying notes are an integral part of these financial statements.

                            OrderPro Logistics, Inc.
                  Statements of Stockholders' Equity (Deficit)


                                         Common Stock           Additional    Retained
                                 --------------------------      Paid In      Earnings
                                    Shares        Amount         Capital      (Deficit)        Total
                                 -----------    -----------    -----------   -----------    -----------
Balance at May 12, 2000
(date of incorporation)            5,040,000    $       504    $   398,545                  $   399,049

Recapitalization                    (140,000)           (14)   $        14

Net Loss (Restated)                                                          $  (288,094)      (288,094)
                                 -----------    -----------    -----------   -----------    -----------
Balance at December 31, 2000       4,900,000            490        398,559      (288,094)       110,955

Net Loss (unaudited)                                                            (158,763)      (158,763)
                                 -----------    -----------    -----------   -----------    -----------

Balance at  September 30, 2001     4,900,500    $       490    $   398,659   $  (658,908)   $  (259,759)
                                 ===========    ===========    ===========   ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                            OrderPro Logistics, Inc.
                            Statements of Cash Flows



                                                                    Restated
                                                                -----------------
                                                                From May 12, 2000        For the Nine
                                                                 (Inception) to          Months Ended
                                                                December 31, 2000     September 30,2001
                                                                -----------------     -----------------
                                                                   (audited)             (unaudited)
Loss from operations                                                $(288,094)            $(370,814)
Adjustments to reconcile loss from operations
 to net cash provided by (from) operating activities:
  Amortization and depreciation                                        11,366                37,208
Changes in operating assets and liabilities
  (Increase)/decrease in accounts receivable                         (231,263)              106,888
  (Increase)/decrease in due from officer and director               (233,029)               49,473
  (Increase)/decrease in prepaid expenses                              (2,374)                2,374
  (Increase) in deposits                                             (150,000)
  Increase/(decrease) in bank overdraft                                 6,285                (4,759)
  Increase in accounts payable                                        515,896                29,236
  Increase in accrued liabilities                                      49,030               105,278
                                                                    ---------             ---------
        Net cash provided(used)by operating activities               (322,183)              (45,116)

Cash Flows from Investing Activities
  Acquisition of property, equipment and
   other operating assets                                            (142,932)              (45,244)
                                                                    ---------             ---------
        Net cash (used in) investing activities                      (142,932)              (45,244)

Cash Flows from Financing Activities
  Proceeds from notes payable                                          97,740                62,000
  Repayment of notes payable                                          (97,470)
  Proceeds from convertible debentures                                 50,000               126,000
  Proceeds from sale of common stock                                  317,375                   100
                                                                    ---------             ---------
        Net cash provided by financing activities                     465,115                90,360
                                                                    ---------             ---------
Net increase in cash and cash equivalents                                   0                     0
Cash and cash equivalents at beginning of period                            0                     0
                                                                    ---------             ---------
Cash and cash equivalents at end of period                          $       0             $       0
                                                                    =========             =========
Supplemental cash flow information:
 Interest paid                                                      $  12,661             $  34,219
 Noncash investing and financing activities:
  Capitalized Software acquired for common stock                    $  81,674             $       0
  Capitalized software acquired for convertible debentures                  0                80,000


   The accompanying notes are an integral part of these financial statements.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               For the period from inception to December 31, 2000
          and for the nine months ended September 30, 2001 (unaudited)


NOTE 1 - THE COMPANY


OrderPro Logistics, Inc. (the "Company") was incorporated in the state of Arizona on May 12, 2000 ("date of inception"). The Company had no operations until July 2000. The Company provides freight brokerage, and logistics services through Internet access, on-sight presence and custom designed software.

On September 29, 2000, the Company acquired FifthCAI, Inc., a public shell corporation, in a capital transaction accompanied by a stock recapitalization. FifthCAI, Inc. was incorporated on February 2, 2000 and had only limited operations until its acquisition by OrderPro Logistics on September 29, 2000. In conjunction with the acquisition, the Company had a reorganization of its equity to establish a par value of $0.0001 per share and accomplish a 6.20 shares for one split.


MANAGEMENT PLANS


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company had limited operations in 2000, had losses of $288,094 from the date of inception through December 31, 2000, a loss of $370,814 for the nine months ended September 30, 2001 and has limited working capital reserves. The Company expects to face many operating and industry challenges and will be doing business in a highly competitive industry.

Capital reserves at December 31, 2000 and September 30, 2001 were essentially depleted. The Company plans to increase working capital through the sale of stock and debentures as well as seek strategic mergers or acquisitions in the industry to increase revenue and cash flow.


If the Company is unable to increase sales as expected, and/or raise additional interim capital to fully implement its business plan, it may jeopardize the ability of the Company to continue as a going concern.

These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


NOTE 2 - RESTATEMENT AND RECLASSIFICATION

The Company has restated and reclassified its financial statements for the period from May 12, 2000 (Inception) to December 31, 2000. The restatement is the result of the rescinding the purchase plan of acquiring the customer list database, related documents and software processing technology from the major stockholder and other third parties. The rescission calls for the major stockholder to reimburse the Company for all monies expended for such assets and the return of all such assets to the stockholder. This included the adjustment of amortization for these assets during the period and the cancellation of $80,000 of debentures issued for these assets and the adjustment for an error in the calculation of the interest expense.

The reclassifications result from the Company analyzing the costs incurred to allocate expenses, including depreciation and amortization, between cost of goods sold and operating expenses.

Except as otherwise stated herein, all information presented in the financial statements and related notes include all such restatements and classifications.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               For the period from inception to December 31, 2000
          and for the nine months ended September 30, 2001 (unaudited)
                                   (Continued)

NOTE 2 -  RESTATEMENT AND RECLASSIFICATION (CONTINUED)

The effect of such reclassifications, and restatements discussed above, on the income statement line items, reduced the net loss and loss per share as shown in the following table:

                                     As Previously   Reclassif-      Restate-      As Restated
                                       Reported       ications         ments     December 31,2000
                                      -----------    -----------    -----------  ----------------
Revenue:
  Sales of freight services           $   809,872                                  $   809,872
  Freight commissions                          --                                           --
                                      -----------    -----------    -----------    -----------
        Total Revenue                     809,872                                      809,872

Cost of Revenue:                          741,148       (741,148)
  Direct cost of revenue                                 650,414                       650,414
  Employee costs                                          90,734                        90,734
  Rent and occupancy costs                                13,450                        13,450
  Amortization and depreciation                           27,400        (16,804)        10,596
                                      -----------    -----------    -----------    -----------
        Cost of Revenue                   741,148         40,850        (16,804)       765,194
                                      -----------    -----------    -----------    -----------
Gross Profit (Loss)                        68,724        (40,850)        16,804         44,678

Expenses:
  Administrative costs                    152,832        (12,661)                      140,171
  Employee costs                          171,408                                      171,408
  Rent and occupancy costs                 17,933        (13,450)                        4,483
  Interest expense                                        12,661          3,279         15,940
  Amortization and depreciation            28,170        (27,400)                          770
                                      -----------    -----------    -----------    -----------
        Total Costs                       370,343        (40,850)         3,279        332,772
                                      -----------    -----------    -----------    -----------
Loss before income tax benefit           (301,619)                       13,525       (288,094)
                                      -----------    -----------    -----------    -----------
Benefit of income taxes                        --                                           --
                                      -----------    -----------    -----------    -----------
Net Loss                              $  (301,619)                  $    13,525    $  (288,094)
                                      ===========    ===========    ===========    ===========
Loss per common share
  Basic                               $     (0.07)                  $      0.01    $     (0.06)
                                      ===========    ===========    ===========    ===========
  Diluted                             $     (0.07)                  $      0.01    $     (0.06)
                                      ===========    ===========    ===========    ===========
Weighted average shares outstanding
Basic                                   4,755,794                     4,755,794      4,755,794
                                      ===========    ===========    ===========    ===========
Diluted                                 4,755,794                     4,755,794      4,755,794
                                      ===========    ===========    ===========    ===========

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               For the period from inception to December 31, 2000
          and for the nine months ended September 30, 2001 (unaudited)
                                   (Continued)

NOTE 2 - RESTATEMENT AND RECLASSIFICATION (CONTINUED)

The following reflects the changes in the balance sheet at December 31, 2000 as a result of the restatement:

                                                            As Previously       Restate-        As Restated
                                                               Reported           ments       December 31,2000
                                                             -----------       -----------    ----------------
                                     ASSETS
Current Assets
  Accounts receivable - trade                                $   231,263                         $   231,263
  Due from officer and director, due within one year               2,933       $    74,743            77,676
  Prepaid expenses                                                 2,374                               2,374
                                                             -----------       -----------       -----------
        Total Current Assets                                     236,570            74,743           311,313

Property and equipment, net of
  accumulated depreciation                                        21,992                              21,992

Purchased and internally developed software, net of
 amortization                                                    191,248                             191,248
Customer Lists, net of amortization                              483,196          (483,196)
Deposits                                                         150,000                             150,000
Due from officer and director, due after one year                                  155,353           155,353
                                                             -----------       -----------       -----------
        Total Assets                                         $ 1,083,006       $  (253,100)      $   829,906
                                                             ===========       ===========       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Bank overdraft                                             $     6,285                         $     6,285
  Accounts payable                                               512,617       $     3,279           515,896
  Accrued liabilities                                             49,030                              49,030
  Notes payable                                                   97,740                              97,740
  Due to officer                                                 189,904          (189,904)
  Convertible debentures                                         130,000           (80,000)           50,000
                                                             -----------       -----------       -----------
        Total Current Liabilities                                985,576          (266,625)          718,951
                                                             -----------       -----------       -----------
        Total Liabilities                                        985,576          (266,625)          718,951

Stockholders' Equity (Deficit)
  Common stock                                                       490                                 490
  Additional paid in capital                                     398,559                             398,559
  Accumulated deficit                                           (301,619)           13,525          (288,094)
                                                             -----------       -----------       -----------
        Total Stockholders' Equity                                97,430            13,525           110,955
                                                             -----------       -----------       -----------
        Total Liabilities and Stockholders' Equity           $ 1,083,006       $  (253,100)      $   829,906
                                                             ===========       ===========       ===========

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               For the period from inception to December 31, 2000
          and for the nine months ended September 30, 2001 (unaudited)
                                   (Continued)

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

REVENUE AND EXPENSE RECOGNITION - The Company recognizes revenue when the freight is tendered to the carrier at origin, and the Company records the concurrent liability to the carrier and any other expenses related to shipment for which the Company is liable. Where the Company does not assume the liability for payment of expenses or risk of collection, it recognizes commission upon completion of the performance of its services.

ACCOUNTS RECEIVABLE - The Company recognizes revenue based on its revenue recognition policy and provides an allowance for doubtful accounts based on the Company's evaluation of credit worthiness and collection prospects for each client. All amounts are estimated to be collectible.

PROPERTY AND EQUIPMENT - Property and equipment are carried at cost less accumulated depreciation. Cost was determined based on the depreciated carrying value of the stockholder at the time the assets were placed in the Company. Property and equipment is depreciated on a straight line basis over the estimated useful life of the asset, ranging from three to seven years,

PURCHASED AND INTERNALLY DEVELOPED SOFTWARE - The Company is committed to completion of an internet and software system for its internal use. In accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" the Company has capitalized certain costs incurred in the development of internal-use software. The remaining development costs related to completion of this asset is estimated to be $200,000. The amount capitalized as an asset of the Company is being depreciated over its estimated useful life.

IMPAIRMENT OF LONG-LIVED ASSETS - The Company accounts for impairment of long-lived assets, consisting of property and equipment and purchased and internally developed software, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121"). SFAS 121 requires that long-lived assets be continually reviewed for impairment whenever events or changes in circumstances indicate that the remaining estimated useful life of the assets may warrant revision or that the balance may not be recoverable. The Company evaluates possible impairment by comparing estimated future cash flows, before interest expense and on an undiscounted basis, to the net book value of assets. If undiscounted cash flows are insufficient to recover assets, further analysis is performed in order to determine the amount of the impairment. The Company would record an impairment loss equal to the amount by which the carrying amount of the assets exceeds their fair market value. Fair market value is usually determined based on the present value of estimated expected future cash flows on a per transaction basis using a discount rate commensurate with the risks involved. The estimated future cash flows associated with long-lived assets are greater than the carrying value of such assets and no impairment loss needs to be recognized.

INCOME TAXES - The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, which requires the use of an asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               For the period from inception to December 31, 2000
             and for the  nine months ended  September 30, 2001 (unaudited)
                                   (Continued)

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS - In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement establishes accounting and reporting standards for goodwill and intangibles for years commencing after December 15, 2001. Whether already acquired or subsequently acquired after the effective date, companies are required to identify intangibles with finite lives and those with indefinite lives. Those intangibles with finite lives are to be amortized over the estimates useful lives of the assets while those with indefinite lives are not to be amortized. Goodwill is not be amortized. Each intangible or goodwill asset should be analyzed at least annual for impairment where the carrying value is in excess of the fair value of the intangibles and in excess of the implied fair value in the case of goodwill assets. The asset's carrying value is to be reduced by a charge to income if the fair value is lower than the carrying value. The Company has not determined the effect of this new standard; however, due to the Company's limited amortizing intangible (purchased and internally developed software) the impact is not expected to be material.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                       From May 12, 2000         For the Nine
                                        (Inception) to           Months Ended
                                       December 31, 2000      September 30, 2001
                                       -----------------      ------------------
     Computers                              $13,772                 $13,772

     Furniture and equipment                 11,299                  11,299
                                            -------                 -------
                                             25,071                  25,071
     Less: accumulated depreciation           3,079                   7,158
                                            -------                 -------
                                            $21,992                 $17,913
                                            =======                 =======

Depreciation and amortization expense for the periods ended December 31, 2000 and September 30, 2001 were $3,079 and $4,079, respectively.

NOTE 5 - PURCHASED AND INTERNALLY DEVELOPED SOFTWARE

The Company has capitalized the cost of developing internal use software proprietary to its business purpose. Under the provisions of SOP 98-1, the Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has approved the project it determines to be probable of completion for the intended purpose. Capitalized costs include only 1) external direct costs of materials and services consumed in developing or obtaining internal-use software, 2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project, and 3) interest costs incurred, when material, while developing internal use software. Capitalization of such costs ceases no later than the time when the project is substantially complete and ready for its intended purpose.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               For the period from inception to December 31, 2000
          and for the nine months ended September 30, 2001 (unaudited)
                                   (Continued)

NOTE 5 - PURCHASED AND INTERNALLY DEVELOPED SOFTWARE (CONTINUED)

Research and development costs and other software maintenance costs are expensed as incurred. Software development costs are amortized using a straight-line method over a period of up to seven years, but not exceeding the expected useful life of the product.

In accordance with SFAS 121 the carrying value of software development costs is regularly reviewed, and a loss is recognized when: 1) the internal use software is not expected to provide substantial service potential, 2) a significant change occurs in the extent or manner in which the software is used, 3) a significant change is made to the software program or 4) the costs of developing or modifying internal use computer software significantly exceeds the amount originally expected to develop the software.

Purchased and internally developed software consist of the following:

                                       From May 12, 2000         For the Nine
                                        (Inception) to           Months Ended
                                       December 31, 2000      September 30, 2001
                                       -----------------      ------------------
     Software                               $199,535               $324,278
                                            --------               --------
                                             199,535                324,278
     Less: accumulated depreciation            8,287                 40,915
                                            --------               --------
                                            $191,248               $283,363
                                            ========               ========

Amortization expense for the periods ended December 31, 2000 and September 30, 2001 were $8,287 and $33,129, respectively.

NOTE 6 - NOTES PAYABLE

At December 31, 2000, the Company has a revolving loan agreement with a credit lender under which it can borrow up to 50% percentage of the accounts receivable outstanding. The agreement was in default at December 31, 2000 as a result of the slow payment by a major customer. This line has subsequently been paid off by a replacement note with a new lender. This new note bears interest at a rate of 10% per annum, is due and payable in October 2001, and is secured by the pledge of the trade accounts receivable.

NOTE 7 - CONVERTIBLE DEBENTURES

In November 2000, the Company issued $50,000 of convertible debentures to two stockholders of the Company in exchange for operating capital. In the first half of 2001, the Company issued an additional $206,000 of debentures. These debentures bear interest at a rate of 10% per annum and are due in November 2001. The debentures are convertible into one share of common stock per $0.30 of principal amount of debenture. Interest expense for the periods ending December 31, 2000 and September 30, 2001 were $625 and $10,381, respectively.

NOTE  8 - INCOME TAXES

At December 31, 2000 and September 30, 2001, respectively, the Company has approximately $288,000 and $656,000 of net operating losses available to offset future income tax liability. There is no certainty as to the timing of such recognition nor that the Company will be able to fully utilizes these amounts. The effects of recognizing the tax effect of these losses resulted in deferred income tax assets of approximately $0 and $0, for the respective periods, after being fully offset by valuation allowances of $113,300 and $146,000, respectively.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               For the period from inception to December 31, 2000
          and for the nine months ended September 30, 2001 (unaudited)
                                   (Continued)

NOTE 8 - INCOME TAXES (CONTINUED)

The income tax benefit for the periods ended December 31, 2000 and September 30, 2001 include the following components:

                                          From May 12, 2000      For the Nine
                                           (Inception) to        Months Ended
                                          December 31, 2000   September 30, 2001
                                          -----------------   ------------------
     Current Income Taxes:
       Federal                                $ (90,100)          $(116,000)
       State                                    (23,000)            (30,000)
                                              ---------           ---------
                                               (113,100)           (146,000)
     Deferred Income Taxes:
       Federal                                     (160)
       State                                        (40)
                                              ---------           ---------
                                                   (200)
     Total Current and deferred
      income tax benefit                       (113,300)           (146,000)
     Increase in valuation allowance            113,300             146,000
                                              ---------           ---------
     Benefit (provision) for income taxes     $       0           $       0
                                              =========           =========

Income tax expense differs from amounts computed by applying the U.S. Federal income tax annualized rate of 34% to earnings before income taxes as a result of the following:

                                          From May 12, 2000     For the Nine
                                           (Inception) to       Months Ended
                                          December 31, 2000   September 30, 2001
                                          -----------------   ------------------
     Benefit (provision) at Federal
      statutory rate                          $ (98,000)         $(126,000)
     State income taxes, net of federal
      income tax benefit                        (15,300)           (20,000)
                                              ---------          ---------
                                               (113,300)          (146,000)
     Increase in valuation allowance            113,300            146,000
                                              ---------          ---------
     Benefit (provision) for income taxes     $       0          $       0
                                              =========          =========


The tax effects of temporary differences that give rise to a deferred tax asset at December 31, 2000 is the excess of financial statement deduction over tax amortization of organizational expenses. The deferred tax asset is $200 to be recognized for tax purposes over the next 52 months.


Future realization of the net deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of the respective carryforwards. Tax effects are based on an 8.0% state and 34.0% federal income tax rates for a net combined rate of 39.3%. The realized net operating losses expire over the next 20 years, as follows:

                                                  Expiration         Amount
                                                  ----------         ------
     December 31, 2000                               2020          $288,000
     September 30, 2001                              2021           368,000
                                                                   --------
         Total                                                     $656,000
                                                                   ========

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               For the period from inception to December 31, 2000
          and for the nine months ended September 30, 2001 (unaudited)
                                   (Continued)

NOTE 8 - INCOME TAXES (CONTINUED)

The state realized net operating losses expire over the next five years with $238,000 expiring on 2005 and $368,000 expiring in 2006.

NOTE 9 - RELATED PARTY TRANSACTIONS


As part of the formation of the Company, the major stockholder contributed furniture, property and related assets to the Company in exchange for stock of the Company. These assets were recorded at the net depreciated value of the assets held by the stockholders. The net asset value of these assets was $81,674 for which the major stockholder received 153,913 pre-reorganization shares (953,772 post reorganization shares) of common stock.


At December 31, 2000 and September 30, 2001, the Company has a receivable from an officer and director of the Company in the amount of $233,029 and $183,188, respectively. Substantially all of this amount was created by the Company's decision to dispose of certain intangible assets acquired from an officer and director of the Company and other third parties since the inception of the Company as described in Note 2. The amount is being repaid over three years and bears interest at a rate of 7.0% per annum.

NOTE 10 - LEASE COMMITMENTS

The Company is obligated under a long-term lease for office space in Tucson, Arizona. The annual lease payments require monthly payments of $3,521 with annual escalation through May 31, 2003. Annual commitments for the calendar years are as follows:


                           2001            $43,478
                           2002            $45,652
                           2003            $19,406


NOTE  11 - STOCKHOLDERS' EQUITY

The Company has 100,000,000 shares of $0.0001 par value stock authorized and 4,900,000 and 4,900,500 shares outstanding at December 31, 2000 and September 30, 2001, respectively, after giving effect to the acquisition of FifthCAI, Inc. and the reorganization of the Company in the period ended December 31, 2000.

NOTE 12 - EARNINGS (LOSS) PER SHARE

Basic loss per share is calculated by dividing the net loss by the weighted average common shares outstanding during the period. The basic and diluted loss per share have been adjusted to give effect to the stock split as a result of the reorganization as of May 12, 2000. The diluted share base for the periods ended December 31, 2000 and September 30, 2001 exclude the shares related to the exercise of the conversion right under the debentures of 166,667 and 853,333 shares at the respective dates due to their antidilutive effect as a result of the Company's losses for the periods.

                            ORDERPRO LOGISTICS, INC.


                                    6,763,917


                             SHARES OF COMMON STOCK


                                   PROSPECTUS


                                     , 2001

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


Pursuant to the Nevada Revised Statutes sec. 78.751, a Nevada Corporation has the power to indemnify its Directors, Officers, Employees and Agents. The company is authorized by its Articles of Incorporation and its Bylaws, to indemnify its officers, directors, employees and agents of the company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity. Even officers, directors, employees and agents of OrderPro Logistics who was found liable for misconduct or negligence in the performance of his or her duties may obtain such indemnification if, in considering all the circumstances of the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of his or her own willful misconduct or gross negligence. As to indemnification for liabilities arising under the Securities Act, the company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the estimated expenses in connection with this offering as described in this registration statement.


          SEC registration fee                           $   507.30
            Printing fees                                  1,000.00
            Legal fees and expenses                       11,000.00
            Accounting fees and expenses                  20,000.00
                                                         ----------
               Total                                     $32,507.30
                                                         ==========


All of the above expenses will be paid by the Registrant

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


As part of the formation of OrderPro Logistics and prior to the merger with FifthCAI Mr. Richard L. Windorski, the major beneficial shareholder, President and CEO, contributed furniture, property and related assets to the company in exchange for 582,400 shares of common stock of the company. Mr. Windorski is the beneficial owner of a company known as OP Logistics, L.P., which is the registered owner of 562,400 common shares. The balance of 20,000 shares was simultaneously distributed to family members. Also at the formation of the company, 49,000 shares were issued to each of two corporate consultants and 40,000 shares were issued to the Chief Financial Officer.


OrderPro Logistics merged with FifthCAI, Inc on September 29, 2000. In conjunction with the reverse acquisition, FifthCAI, Inc. transferred 4,660,000 shares to the former stockholders of OrderPro Logistics and changed its name to OrderPro Logistics, Inc. The original shareholders of FifthCAI retained 240,000 common shares.


OrderPro authorized the issuance of a $559,175 of convertible debentures with interest payable quarterly at 10 percent per annum as long term debt. The debentures are convertible to common stock of the company at a rate of one share for each thirty cents converted. The debentures mature through the fourth calendar quarter of 2002. OrderPro will issue 1,863,917 common shares if the holders elect to convert the debt to common stock of our company.

The private placement convertible debentures and the common shares issued because of the merger were exempt from the registration provisions of the Securities Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to this merger were restricted securities as defined in Rule 144 of the Act and carry the appropriate restriction on the face of each certificate.


ITEM 27. EXHIBITS


3.1   Articles of Incorporation of  FifthCAI, Inc.*
3.2   Amendment to Articles of Incorporation of  FifthCAI, Inc.*
3.4   Bylaws of FifthCAI*
4.1   Convertible Debenture - (Form)*
4.2   Subscription Agreement (Form)*
5.0   Opinion of Carl P. Ranno, Attorney
10    Agreement and Plan of Reorganization filed with an 8-K on 10/17/00*
10.1  Agreement with the Software Firm*
23.1  Consent of Carl P. Ranno (included in his opinion set forth in exhibit 5)
23.2  Consent of James C. Marshall, CPA, P.C.
25.1  Power of Attorney (see signature page)


----------
* Previously filed

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:


To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

Include any prospectus required by Section 10(a) (3) of the Securities Act;

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of the Registration Statement pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of the Registration Statement as of the time the Commission declared it effective.


That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.



In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedence, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tucson, State of Arizona on the 17th day of December 2001.

ORDERPRO LOGISTICS, INC.


By: /s/ Richard L. Windorski
    -------------------------------
    Richard L. Windorski
    President, Chief Executive Officer
    Director


By: /s/ Patricia Robinson
    -------------------------------
    Patricia Robinson
    Principal Accounting Officer, Director,
    Secretary and Treasurer

                                POWER OF ATTORNEY

Each person whose signature appears appoints Richard L. Windorski as his agent and attorney-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments to this registration statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the date stated.

Date: December 17, 2001

Signature                                         Title
---------                                         -----

/s/ Richard L. Windorski
----------------------------------      President, Chief Executive Officer,
Richard L. Windorski                    Director


/s/ Patricia Robinson
----------------------------------      Principal Accounting Officer, Director,
Patricia Robinson                       Secretary and Treasurer



By: /s/ Richard L. Windorski
    ------------------------------
    Richard  L. Windorski
    Attorney-in-Fact